Exhibit 18.1

May 4, 2021

The Board of Directors
Mueller Water Products, Inc.
1200 Abernathy Road N.E.
Suite 1200
Atlanta, GA 30328

Ladies and Gentlemen:

Note 1 of Notes to Condensed Consolidated Financial Statements of Mueller Water Products, Inc. and subsidiaries included in its Form 10-Q for the three- and six-month periods ended March 31, 2021 describes a change in the method of accounting related to the elimination of the one-month reporting lag previously used for purposes of consolidating Krausz Industries Development Ltd. and subsidiaries. There are no authoritative criteria for determining a 'preferable' method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to September 30, 2020, and therefore we do not express any opinion on any financial statements of Mueller Water Products, Inc. and subsidiaries subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Atlanta, Georgia